Exhibit No. 21

PROGRESS ENERGY, INC.
List of Subsidiaries

The following is a list of certain direct and indirect subsidiaries of Progress Energy, Inc., and their respective states of incorporation as of December 31, 2006. All other subsidiaries, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc.	North Carolina
CaroFinancial, Inc.	North Carolina

Florida Progress Corporation	Florida
Florida Power Corporation d/b/a/ Progress Energy Florida, Inc.	Florida
Progress Capital Holdings, Inc.	Florida
Progress Telecommunications Corporation	Florida
Progress Fuels Corporation	Florida
EFC Synfuel LLC	Delaware
Ceredo Synfuel LLC	Delaware
Solid Energy LLC	Delaware
Kanawha River Terminals, Inc.	Florida
Black Hawk Synfuel LLC	Delaware

PV Holdings, Inc.	North Carolina
Progress Ventures, Inc. d/b/a Progress Energy Ventures, Inc.	North Carolina
Progress Genco Ventures, LLC	North Carolina
PV Synfuels, LLC	North Carolina
Solid Fuel, LLC	Delaware
Sandy River Synfuel, LLC	Delaware

Progress Energy Service Company, LLC	North Carolina